Dear ESOP Participant:

As the annual shareholders meeting for Weirton Steel
Corporation approaches, the ESOP
Nominating Committee is asking for your support of a proposal that we developed and submitted to the Company's Board, that would change the age limitation for directors. We are proposing that the age limitation be increased from 65 years to 68 years. T he specific details of this proposal are included in the proxy sent to all stockholders.

The ESOP Nominating Committee selects candidates to serve as ESOP directors on the Company's Board. By increasing the age limitation to 68 years, the Committee will be able to select from a larger talent pool of qualified candidates.
The Committee has found it increasingly difficult to find such candidates with the age 65 limitation.

We believe the ESOP director should be experienced in the steel industry and be available to devote the time to the position that it requires. That usually means he or she must be retired from a steel company. The current age limitation excludes most retired or semi-retired individuals from being considered - many of whom have outstanding qualifications.

The members of the ESOP Nominating Committee were selected by the ESOP participants to represent their interests. Therefore, we are urging you to support this proposal. Changing this age limitation only improves our representation on the Board of Directors by allowing us to consider the most qualified individuals.

     PLEASE VOTE IN FAVOR OF THIS PROPOSAL.
                                   Jim DeBarr
                                   Jack Hatala
                                   Duke Provenzano
                                   Tim Reinard
                                   Dan Thomas